Exhibit 10.5

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

In re:	§
	§	Jointly Administered Case No. 01-42530-H4-11
Metals USA, Inc., et al.,	§
	§	Case Nos. 01-42530-H4-11 through 01-42573-H4-11
Debtors.	§
	§	Chapter 11

ORDER GRANTING DEBTORS’ EXPEDITED MOTION
FOR APPROVAL OF KEY EMPLOYEE RETENTION PLAN [DKT. NO. 1139]

Upon consideration of the Debtors’ Expedited Motion for Approval of Key Employee Retention Plan (the “Motion”), filed by the above-captioned debtors and debtors-in-possession (the “Debtors”); and after finding that good and sufficient notice having been given; and that no other or further notice is necessary; and after due deliberation and sufficient cause therefore; and the Court having determined that the relief sought in the Motion is in the best interest of the Debtors, their estates, their creditors and all parties-in-interest; the Court hereby GRANTS the Debtors’ Motion in its entirety for the reasons set forth therein; it is THEREFORE

ORDERED that Debtors may implement the Key Employee Retention Plan (as defined in the Motion) as follows:

(a)    Debtors are authorized and directed to pay the seven (7) key corporate executives in Group 1 under the Retention Plan, Retention Compensation equal to 25% of their current annual Base Salary, at the time of the filing of the Motion, (“Base Salary”) on the earlier of: termination of such person by Debtors without cause; or, the entry of an order by this Court approving the adequacy of a Disclosure Statement.  For purposes of this Order, an employee shall be considered “terminated without cause” if his or her employment is terminated for any reason other than the following: (1) Employee’s material breach of his or her employment agreement, if applicable, or any policies adopted by the Debtors; (2) Employee’s gross negligence in the performance or intentional nonperformance of any of Employee’s duties and responsibilities; (3) Employee’s dishonesty, fraud or misconduct with respect to the business or affairs of the Debtors; (4) Employee’s conviction of a felony crime; or (5) Employee’s confirmed positive illegal drug test result.  The maximum cost of the Retention Compensation for Group 1 is $500,000.

(b)   Debtors are authorized and directed to pay the seven Group 1 Key Executives the following Timing Performance Bonuses on the effective date of a reorganization plan for Debtors (the “Effective Date”), if the Effective Date occurs in the following months:

If the Effective Date Occurs in the Month of:	Percentage of Base Salary payable as Timing Performance Bonus:

November 2002	25%

December 2002	20%

January 2003	15%

February 2003	10%

March 2003	5%

April 2003 or thereafter	0%

The maximum cost of the Timing Performance Bonuses for Group 1 is $500,000.

(c)    Any Group 1 executive who is terminated without cause as defined in the Motion prior to the Effective Date will be entitled to receive a pro rata share of the Timing Performance Bonus.  The pro rata share will be calculated by determining (1) the number of days the Group 1 executive continued to be employed after the entry of the order approving this Motion, divided by (2) the number of days between the entry of the order approving this Motion and the Effective Date, multiplied by (3) the Group 1 executive’s applicable Timing Performance Bonus as calculated above.  Pro rata shares, if any, due to Group 1 executives will be paid on the Effective Date

(d)   As a further incentive for Debtors to meet or exceed their financial projections and thus enhance its reorganization efforts and the value of the estate for the benefit of creditors, Debtors propose to pay Group 1 Key Executives on the Effective Date an EBITDA Performance Bonus of 25% of their Base Salary.  The EBITDA Performance Bonus will be paid only if the Debtors have met or exceeded the Debtors’ projected 12 month trailing consolidated EBITDA measured through the last complete month prior to the Effective Date.  EBITDA will be measured in accordance with Debtors’ post-petition loan agreement dated January 2, 2002.  The maximum cost of the EBITDA Performance Bonus for Group 1 is $500,000.

(e)    Debtors are authorized and directed to pay the seven (7) key corporate executives in Group 1, on the Effective Date, a Distribution Performance Bonus equal to one half percent (1/2%) of their Base Salary for each percentage in excess of a 50% recovery to the unsecured creditor class based on the Debtors’ estimates in the Plan of Reorganization of the payments to be made to the estimated allowed unsecured claims.  Distribution Performance Bonuses will be capped at a maximum of 25% of the Group 1 Key Executive’s Base Salary.  Payment of Distribution Performance Bonuses, if any, shall occur 75 days after the Effective Date and be made in the same form of consideration received by the unsecured creditors.  Any securities paid as part of a Distribution Performance Bonus shall be valued based upon their average price over any twenty consecutive trading days during the first sixty days after the Effective Date.  The maximum cost of the Distribution Performance Bonus for Group 1 is $500,000.

(f)    Debtors are authorized and directed to pay the seven (7) key corporate executives in Group 1 under the Retention Plan, Severance Compensation equal to 25% of their Base Salary if the executive is terminated without cause at any time prior to 6 months after the Effective Date. The maximum cost of the Severance Compensation for Group 1 is $500,000.  Receipt of

Severance Compensation shall be in lieu of any additional severance pay the Group 1 Executive may have been entitled to under an employment contract or under existing Metals USA employment policies or practices.  Prior to receipt of the Severance Compensation payment, the Group 1 Executive shall sign a written release waiving any claims that executive may have relating to his or her employment or termination, including any claims arising under his or her employment contract, other than claims for unpaid salary, bonus or expense reimbursement.

(g)   Debtors are authorized and directed to pay to the one hundred and forty (140) key managerial and operational staff in the Group 2 subcategories described in the Motion, Retention Compensation in the following amounts:

(i)                                                             75% of the respective Base Salaries of the twenty (20) key managerial and operational staff in Group 2a.

(ii)                                                          50% of the respective Base Salaries of the nineteen (18) key managerial and operational staff in Group 2b.

(iii)                                                       30% of the respective Base Salaries of the seventy-one (74) key managerial and operational staff in Group 2c.

(iv)                                                      20% of the respective Base Salaries of the twenty-seven (28) key managerial and operational staff in Group 2d.

(h)   The total of all Retention Compensation for Group 2 Key Managerial and Operational Staff shall not exceed $5.6 million dollars, and shall be paid according to the following schedule:

(i)                                                             One payment equal to 12.5% of each Group 2 employees’ applicable Retention Compensation will be paid promptly after entry of this Order;

(ii)                                                          On each ninety day (90) anniversary of the entry of this Order, Group 2 employees will be paid an additional 12.5% of their Retention Compensation until they have received 100% of their Retention Compensation or until: (A) the individual is terminated without cause (as defined in paragraph (a) of this Order); or (B) the Effective Date;

(iii)                                                       On the Effective Date, or should an individual be terminated without cause prior to the Effective Date, the Group 2 employees shall be paid any outstanding portion of their Retention Compensation not yet received.

(iv)                                                      Should a Debtor company be sold, Group 2 employees of that Debtor will be entitled to payment, within 14 days of the closing of the sale, of any outstanding portion of their Retention Compensation not yet received.

This Order shall be effective immediately upon entry.

SIGNED this 5th day of June, 2002.

/s/ WILLIAM GREENDYKE
UNITED STATES BANKRUPTCY JUDGE